As filed with the Securities and Exchange Commission on January ___, 1998
                                                  Registration No. 333-________
                       SECURITIES AND EXCHANGE COMMISSION
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                      ALCOHOL SENSORS INTERNATIONAL, LTD.
             (Exact name of registrant as specified in its charter)

        New York                                         11-3104480
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)
            11 Oval Drive, Islandia, New York 11722 - (516) 342-1515
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         Steven A. Martello, President
                      Alcohol Sensors International, Ltd.
                                 11 Oval Drive
                            Islandia, New York 11722
                                 (516) 342-1515
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                    Copy to:
                              Keith S. Braun, Esq.
                              Kaufman & Braun, LLP
                        400 Garden City Plaza, Suite 202
                          Garden City, New York 11530
                                 (516) 873-2000
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                               Proposed          Proposed
                                                maximum           maximum          Amount of
   Title of each class of       Amount to    offering price      aggregate       Registration
securities to be registered   be registered   per unit (1)    offering price(1)       Fee

Common Stock, par value
$.001 (2)(3). . . . . . . .     5,150,000         $1.00           $5,150,000       $1,519.25

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the closing price of the common stock on January 21, 1998.
(2) Includes (a) a maximum of 5,000,000 shares of common stock issuable upon conversion of the Series B 8% Convertible Preferred Stock of the Registrant (the "Series B Preferred Stock") and (b) 150,000 shares of common stock issuable upon exercise of outstanding warrants (the "Warrants").
(3) Pursuant to Rule 416, there are also being registered such indeterminable additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions contained in the Series B Preferred Stock and Warrants.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              -------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED JANUARY 22, 1998
                             PRELIMINARY PROSPECTUS


                       ALCOHOL SENSORS INTERNATIONAL, LTD.

                        5,150,000 Shares of Common Stock

     This  prospectus  relates  to  the  sale  of up to  5,150,000  shares  (the
"Shares") (including shares underlying outstanding warrants) of the common stock, par value $.001 per share (the "Common Stock"), of Alcohol Sensors International, Ltd. ("ASI" or the "Company") by certain securityholders of the Company (the "Selling Shareholders"). The Shares offered hereby by one of the Selling Shareholders consist of up to a maximum of 5,000,000 shares of Common Stock issuable upon conversion of the Series B 8% Convertible Preferred Stock, par value $.001 per share (the "Series B Preferred Stock"), of the Company. For purposes of determining the number of Shares to be offered by such Selling Shareholder for this Prospectus, the number of shares of Common Stock calculated to be issuable upon conversion of the Series B Preferred Stock is based on an extremely low conversion price as required by the Stock Purchase Agreement with such Selling Shareholder, Milbright Estates, Ltd. ("Milbright"), and the terms of the designation, relative rights, preferences and limitations of the Series B Preferred Stock. Such conversion price is used merely for the purposes of setting forth a number for this Prospectus and is less than the average of the closing bid prices over the ten consecutive trading days preceding January 21, 1998, which was $1.23125. The number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock is subject to adjustment depending on the date of the conversion thereof and could be materially less or more than such estimated amount depending on factors which cannot be predicted by the Company including, among other things, the future market price of the Common Stock. See "Risk Factors - Potential Volatility of Stock Price" and "Selling Shareholders." The remaining Shares offered hereby by the holder of the Series B Preferred Stock and the other Selling Shareholders consist of an aggregate of 150,000 shares of Common Stock issuable upon exercise of warrants (the "Warrants") which were issued to the Selling Shareholders in connection with the issuance and sale of the Series B Preferred Stock.

     The Shares may be offered by the Selling Shareholders from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders, other than the exercise price of the Warrants, if and when exercised. The Company has agreed to bear all expenses of registration of the Shares, but all selling and other expenses incurred by a Selling Shareholder will be borne by that Selling Shareholder. See "Selling Shareholders" and "Plan of Distribution."

     The Selling Shareholders and any broker-dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Selling Shareholders" and "Plan of Distribution."

     The Common Stock is traded on The Nasdaq SmallCap Market ("Nasdaq") under the symbol "ASIL." On January 21, 1998, the last sales price for the Common Stock, as reported by Nasdaq, was $1.00 per share. See "Risk Factors -- Possible Nasdaq Delisting."

            See"Risk Factors," commencing on page 6, for information
               that should be considered by prospective investors.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.






                The date of this Prospectus is January ___, 1998

                              AVAILABLE INFORMATION

     The Company is subject to the  information  reporting  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Worldwide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address "http://www.sec.gov." Such reports, proxy statements and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, NW, Washington, D.C. 20006.

     The Company has filed with the SEC a registration statement on Form S-3 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding the Company and the Shares offered hereby, reference is hereby made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete and, where the contract, agreement or other document referred to has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to the applicable document filed with the SEC. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Washington, D.C. 20549 and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

     The Company will provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Corporate Secretary, Alcohol Sensors International, Ltd., 11 Oval Drive, Islandia, New York 11722; telephone number (516) 342-1515.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act (File No. 0-26998) are incorporated in this Prospectus by reference thereto:

     1. Amendment No. 1 on Form 10-KSB to the Company's Annual Report on Form 10-KSB, for the fiscal year ended December 31, 1996;

     2. The Company's Quarterly Reports on Form 10-QSB, for the quarters ended March 31 and June 30, 1997;

     3. The Company's Current Report on Form 8-K (Date of Report:  September 26,
1997);

     4. Amendment No. 1 on Form 10-QSB/A to the Company's Quarterly Report on Form 10-QSB, for the quarter ended September 30, 1997; and

     5. The description of the Common Stock contained in Amendment No. 1 to the Company's Registration Statement on Form 8-A, declared effective on November 9, 1995, including any amendment(s) or report(s) filed for the purpose of updating such description.

     In addition,  all documents  subsequently  filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Shares, shall be deemed to be incorporated by reference in this Prospectus and made a part hereof as of the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                                   TRADEMARKS

     This Prospectus contains trademarks of the Company and its subsidiaries and may contain trademarks of others. Sens-O-Lock is a registered trademark of the Company and the Alcohol Sensors International, Ltd. logo and WeatherEye are trademarks of the Company. All other trademarks referenced herein are the property of their respective owners.

                           FORWARD-LOOKING STATEMENTS

     Statements contained in this Prospectus, and in the documents incorporated by reference into this Prospectus, that are not based upon historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements included in this Prospectus and in documents incorporated by reference involve known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating) or achievements expressed or implied by such forward looking statements not to occur or be realized. Such forward looking statements generally are based upon the Company's best estimates of future results, performance or achievement, based upon current conditions and the most recent results of operations. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Potential risks and uncertainties include, among other things, such factors as the results of the Company's research and development efforts related to technology for the current and future generations of the Company's Sens-O-Lock and other products, the quality of the components, manufacturing, design and quality control of the current and future generations of the Company's Sens-O-Lock and other products, the enactment and enforcement of laws relating to the use of products such as the Sens-O-Lock in connection with sentencing and penalties for alcohol-related crimes and violations, the level of insurance industry adoption of discounts, if any, for the use of products such as the Sens-O-Lock, the amount of sales of the Company's products, the competitive environment within the industries in which the Company competes, the level and costs incurred in connection with the
Company's product development and marketing efforts, market acceptance of the Company's products, certain technological considerations, availability of parts and components, competition, dependence on key personnel and the other factors and information disclosed and discussed under "Risk Factors," in other sections of this Prospectus and in documents incorporated by reference in this Prospectus. Investors should carefully consider such risks, uncertainties and other information, disclosures and discussions which contain cautionary statements identifying important factors that could cause actual results to differ materially from those provided in the forward-looking statements.

                                   THE COMPANY

     The Company markets and sells electronic automotive after-market safety products, including a patent-pending line of ignition interlock devices under the Sens-O-Lock brand name. The Company's Sens-O-Lock equipment is designed to detect, evaluate and assist in the prevention of an alcohol impaired driver operating a vehicle. The Company also markets and sells, under the WeatherEye brand name, a line of modular products designed to automatically engage and adjust the headlights and taillights of automobiles depending upon weather and sunlight conditions.

     After the Company's initial sale of approximately 700 Sens-O-Lock units, the Company became aware in late Spring 1996 of inconsistencies in certain integral components manufactured for the Company and other manufacturing, design and quality control problems. As a result, in the second quarter of 1996, the Company discontinued manufacturing of the Sens-O-Lock product, recalled the Sens-O-Lock units which had been sold, ceased marketing efforts and wrote down its inventory by approximately $556,000. Since that time, the Company has devoted substantial resources to research and development of new technology for and the design of the next ("second") generation Sens-O-Lock product line, developing new relationships with other component suppliers and manufacturers, improving the Company's component and manufacturing quality control procedures, enhancing the Sens-O-Lock operating software to meet the requirements for foreign markets and developing marketing strategies for the Sens-O-Lock product line.

     The Company has conducted various tests upon the prototypes of its second generation Sens-O-Lock product, utilizing the results of the Company's research and development efforts. These pre-production prototypes have been placed in U.S. and European automobiles. The Company completed final parts procurement and an initial production of approximately 500 second generation Sens-O-Lock units during September and October 1997 and, thereupon, commenced offering such units for sale. The second generation Sens-O-Lock product will be required to undergo certification testing prior to actual United States market introduction for the legislative market, pursuant to National Highway Transportation Safety Administration ("NHTSA") guidelines and the Company is presently pursuing such NHTSA certification. In addition, the Company believes that, for the U.S.
voluntary and commercial markets, no such testing is required, although the Company may elect to publicize any NHTSA certification of the second generation Sens-O-Lock product in connection with the promotion of the product for both domestic and foreign voluntary and commercial markets. However, there can be no assurance given that the second generation Sens-O-Lock product will be awarded NHTSA certification or that such certification, if awarded, will result in any revenues to the Company or the commercial success of the second generation Sens-O-Lock product.

     The Company continues to evaluate other sensing technologies currently in use within the industry. The Company intends to continue to utilize its research and development efforts to provide the Company with alternative technical options for different specified target markets, as well as to improve and enhance the Company's products.

     The Company's business strategy is expected to concentrate on penetrating three markets: (a) the voluntary market, which includes parents of teenage drivers; (b) individuals subject to legislative or judicial supervision (e.g., persons convicted of alcohol-related or other crimes or violations); and (c) the commercial market comprising truck, bus and taxi fleets. The Company intends to seek insurance discounts to help drive the market for Sens-O-Lock product and to assist in the lobbying for stricter federal and state laws requiring drivers convicted of alcohol-related or other crimes or violations to install an ignition interlock device. The Company is evaluating strategies, marketing plans and programs which the Company expects will enable it to work jointly with insurance companies to enhance their respective markets. However, there can be no assurance that the Company and such or other insurance companies will agree upon a strategy, plan or program or that any such strategy, plan or program, if adopted, or the Company's independent lobbying efforts, will result in revenues to the Company or the commercial success of its products.

Principal Offices

     The Company's principal executive offices are located at 11 Oval Drive, Islandia, New York 11722; telephone number: (516) 342-1515. The Company maintains a website at "asil.com."

                                  RISK FACTORS

     The securities offered hereby are speculative and involve a high degree of risk. Only those persons able to lose their entire investment should purchase these securities. Prospective investors, prior to making an investment decision, should carefully read this Prospectus and consider, along with other matters referred to herein, the risk factors set forth below. This section contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. See "Forward-Looking Statements."

No Assurance of Profitability; Losses to Date; Substantial Doubt as to the Ability of the Company to Continue as a Going Concern

     The Company has been unprofitable since inception in February 1992 and expects to incur operating losses in the course of building its business at least until such time as the Company can generate sufficient sales of its products. The Company's operating losses may increase as the Company's marketing and production efforts with respect to the second generation Sens-O-Lock product line increase, and such losses may fluctuate from quarter to quarter.

     In addition, since inception, the Company has recorded only limited net sales. For its fiscal years ended December 31, 1995 and 1996, and for the nine months ended September 30, 1997, the Company recorded net sales of approximately $41,000, $69,000, and $65,000 and net losses of $3,625,000, $6,121,000, and
$2,078,000, respectively. There is no assurance that the second generation Sens-O-Lock will result in any material net sales to the Company or, if material net sales do result from such release (or the release of any other product(s) by the Company), that the Company will become profitable at any time in the future. The report of the independent auditors with respect to the Company's financial statements incorporated by reference in this Prospectus calls attention to the existence of substantial doubt as to the ability of the Company to continue as a going concern.

Possible Delisting of Securities from Nasdaq System; Risks Relating to Low-Priced Stocks

     The Common Stock is currently listed on Nasdaq. In order to continue to be listed on Nasdaq, however, the Company must maintain, at a minimum, (a) $2,000,000 in net tangible assets, $35,000,000 in market capitalization or have net income of $500,000 in the latest completed fiscal year (or in two of the last three fiscal years), (b) 500,000 shares in the public float (i.e. shares held by persons other than officers, directors and 10% beneficial shareholders),
(c) a $1,000,000 market value of the public float, (d) 300 shareholders, (e) two market makers and (f) a minimum bid price of $1.00 per share. The failure to meet these maintenance criteria in the future may result in the delisting of the Common Stock from Nasdaq, and trading, if any, in the Company's securities would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor could find it more difficult to dispose, or to obtain accurate quotations as to the market value, of the Company's securities.

     In addition, if the Common Stock were to become delisted from trading on Nasdaq and the trading price of the Common Stock were to fall below $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock" (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as institutions or an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000, $300,000 together with spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market price and liquidity of the Common Stock and the ability of purchasers in this offering to sell the Common Stock in the secondary market.

     At September 30, 1997, the Series B Preferred Stock was treated as debt for financial reporting purposes and the Company's net tangible assets were a negative $22,076. If the Company's shareholders approve the elimination of the restriction on the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the Company expects that the Series B Preferred Stock would then be classified as shareholders' equity for financial reporting purposes. The Company's shareholders are to be asked to approve the elimination of the restriction on the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock at a Special Meeting of Shareholders of the Company scheduled for February 5, 1998.

     By letter dated January 6, 1998 (the "Nasdaq Letter"), Nasdaq notified the Company that, while the Company may achieve technical compliance with the current continued listing criteria with the classification of the Series B Preferred Stock as shareholders' equity upon the elimination of the restriction on the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock, Nasdaq believed that such inclusion, by itself, would be insufficient to sustain compliance with Nasdaq's continued listing requirements over the long term. The Nasdaq Letter went on to note that, based upon the Company's historical net losses during 1997, Nasdaq believed that the Company could not sustain compliance in the long term and, accordingly, the Company's securities would be delisted from Nasdaq.

     The Company believes that the Company may be able to sustain compliance with Nasdaq's continued listing criteria and has notified Nasdaq of its intention to appeal Nasdaq's determination to delist the Company's securities. Such appeal is expected to be based on the Company's technical compliance with all applicable listing requirements (assuming shareholder approval of the elimination of the restriction on the number of shares of Common Stock issuable upon conversion of the Series B Stock), the Company's plan to reduce or eliminate the Company's historical net losses, as well as possibly a plan to obtain additional or alternative funding in a form that would be treated as shareholders' equity. Pending the determination of such appeal, the Company's securities will continue to be listed on Nasdaq. However, no assurance can be given that the Company's shareholders will approve the elimination of the restriction on the number of shares of Common Stock issuable upon conversion of the Series B Stock, that the Company will be able to provide to Nasdaq adequate plans with respect to reducing or eliminating the net losses or obtaining such additional or alternative funding in the form of shareholders' equity, that Nasdaq would approve the Company's appeal, thereby continuing to list the Company's securities, that such plans will be successfully implemented or that the Company would be able to sustain compliance with Nasdaq's continued listing criteria in the future.

Nasdaq Inquiry

     By letter dated September 26, 1997 (the "Nasdaq Letter"), Nasdaq notified the Company that Nasdaq staff was concerned about various aspects of the Company's financial and operating status. The Nasdaq Letter went on to note Nasdaq's desire to "obtain a more thorough understanding of the [C]ompany's business strategy, market opportunities and operations" and, in furtherance thereof, requested specified information and documents.

     Under the rules of Nasdaq, which the Company is required to comply with pursuant to the Company's listing agreement with Nasdaq, Nasdaq may request any additional information or documentation deemed necessary to make a determination regarding a security's initial or continued inclusion. In addition, the Nasdaq rules grant Nasdaq "broad discretionary authority over the initial and continued inclusion of securities in Nasdaq in order to maintain the quality and public confidence in its market. Under such broad discretion . . . [Nasdaq] may deny initial inclusion or apply additional or more stringent criteria for the initial or continued inclusion of particular securities or suspend or terminate the inclusion of particular securities based on any event, condition, or circumstance which exists or occurs that makes initial or continued inclusion of the securities in Nasdaq inadvisable or unwarranted in the opinion of [Nasdaq], even though the securities meet all enumerated criteria for initial or continued inclusion in Nasdaq."

     The Company's management believes that the Company is in full compliance with all enumerated criteria for continued inclusion in Nasdaq if the Company's shareholders approve the elimination of the restriction on the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock. In fact, since the date of the Nasdaq Letter, the Company has introduced the second generation Sens-O-Lock at the Birmingham, England Motor Show, commenced marketing of the second generation Sens-O-Lock devices to customers and has obtained financing which, management believes, will be sufficient for the Company's needs to commence marketing and full production of the second generation Sens-O-Lock product line. Such events have been communicated to

Nasdaq in connection with the Company's formal response to the Nasdaq Inquiry. However, there can be no assurance that the Company's response to the Nasdaq Inquiry will allay Nasdaq's concerns regarding the status of the Company and/or the Company's ability to successfully launch the second generation Sens-O-Lock, that the Company will have sufficient funds for its long-term operations, that the Company will successfully market the second generation Sens-O-Lock product, that Nasdaq will not deny the continued inclusion thereon of the Company's securities, that Nasdaq will not apply additional or more stringent criteria for the continued inclusion thereon of the Company's securities or that the Company would be capable of complying with any additional or more stringent criteria for the continued inclusion on Nasdaq of the Company's securities, if imposed. Any delisting of the Company's securities from Nasdaq could cause a precipitous decline in the market value of the Company's securities and adversely affect the liquidity of the Company's securities. See "Risk Factors -- Possible Nasdaq Delisting."

Possible Redemption of Series B Preferred Stock; Effect on Company Financial Statement

     On September 26, 1997, the Company sold and issued to Milbright (a) a total of 300 shares of Series B Preferred Stock and (b) a warrant (the "Milbright Warrant") to purchase 50,000 shares of Common Stock, for total gross proceeds of $3,000,000. In connection with the sale and issuance of the Series B Preferred Stock and Milbright Warrant, the Company issued warrants (the "Third Party Warrants" and, collectively with the Milbright Warrants, the "September 1997 Warrants") to purchase an aggregate 100,000 shares of Common Stock to third parties and paid certain of such third parties an aggregate of $300,000.

     The Series B Preferred Stock is convertible, at the option of the holder, into shares of Common Stock at any time following the earlier of (a) the effectiveness of a registration statement for the Common Stock into which the Series B Preferred Stock is convertible (the "Registration Statement") or (b) 120 days from the date of original issuance of the Series B Preferred Stock (the "Original Issuance Date"). This Prospectus constitutes a part of the Registration Statement. Notwithstanding the foregoing, the Series B Preferred Stock is convertible, (a) with respect to 100 shares, at any time on or after November 24, 1997, (b) with respect to an additional 100 shares, at any time on or after December 24, 1997 and (c) with respect to any other shares, at any time on or after January 23, 1998. Each share of Series B Preferred Stock shall be convertible into that number of shares of Common Stock as is determined by dividing (a) the sum of (i) $10,000 plus (ii) the amount of all accrued but unpaid or accumulated dividends on the share of Series B Preferred Stock being so converted by (b) the Conversion Price (as defined below) in effect at the time of conversion. The "Conversion Price" of the Series B Preferred Stock will be equal to the lower of (a) $4.03125, the average of closing bid prices of a share of Common Stock as quoted on The Nasdaq Stock Market for the ten consecutive trading days immediately preceding the Original Issuance Date or (b) 82.5% of the average closing bid price of a share of Common Stock as quoted on The Nasdaq Stock Market for the ten consecutive trading days immediately preceding the date of the conversion notice delivered to the Company. If not sooner converted, all outstanding shares of Series B Preferred Stock shall be subject to automatic conversion two years after the Original Issuance Date.

     Unless the approval of the Company's shareholders has previously been obtained, the Company may not issue any Common Stock upon conversion of the Series B Preferred Stock to the extent that (a) the issuance of such Common Stock, when taken together with all prior issuances of Common Stock upon conversion of Series B Preferred Stock, would result in the issuance by the Company of a number of shares of Common Stock equal to or greater than 20% of the number of shares of Common Stock outstanding on the date of initial issuance of the Series B Preferred Stock (a "20% Issuance"), and such 20% Issuance requires the prior approval of the shareholders of the Company pursuant to any applicable rule, regulation, stated policy, practice or interpretation of The Nasdaq Stock Market or (b) the Board of Directors of the Company determines in good faith that the issuance of such Common Stock upon conversion (whether or not constituting a 20% Issuance) otherwise requires the prior approval of the shareholders of the Company pursuant to any applicable rule, regulation, stated policy, practice or interpretation of any stock exchange or stock market on which the Common Stock then listed or admitted to trading (the "Stockholder Approval Requirement"). Following the first conversion of Series B Preferred Stock to which a 20% Issuance is applicable, the Company is required to (a) give notice to all holders of the Series B Preferred Stock that the Company is unable to issue any further Common Stock upon conversion of Series B Preferred Stock, and that the Series B Preferred Stock cannot be converted without compliance with the Stockholder Approval Requirement, and (b) take one of the following actions, at its election, within twenty days following the date of such notice:

(i) the Company shall notify all such holders of the Series B Preferred Stock that the Company intends to seek shareholder approval pursuant to the Stockholder Approval Requirement, in which event the Company shall thereafter take all action necessary to call a meeting of its shareholders as promptly as reasonably practicable to vote on such matter; (ii) the Company shall obtain from the stock exchange or stock market on which the Common Stock is then listed a waiver of the Stockholder Approval Requirement and shall commence any mailing to stockholders notifying them of such waiver that is required by the rules of such stock exchange or stock market; or (iii) the Company shall notify all such holders of the Series B Preferred Stock that it is redeeming Series B Preferred Stock pursuant to the redemption provisions of the Series B Preferred Stock. In the event that the Company elects to seek stockholder approval, and such stockholder approval is not obtained within 75 days following the date of the Company's notice to the holders of the Series B Preferred Stock that it intends to seek such stockholder approval, the Company shall promptly following the end of such 75 day period notify all holders of the Series B Preferred Stock that the Company is redeeming the then outstanding Series B Preferred Stock. If the Stockholder Approval Requirement is complied with or if a waiver of or exception to the Stockholder Approval Requirement is obtained, the conversion rights of the holders of the Series B Preferred Stock shall be reinstated.

     If the Company is required to redeem Series B Preferred Stock pursuant to the provisions thereof, the Company shall (a) issue the Maximum Number of Shares of Common Stock (as defined below) to the holder of Series B Preferred Stock who have requested conversion and (b) redeem, out of funds legally available therefor, all of the Series B Preferred Stock that remain after such conversion at a price per share of Series B Preferred Stock equal to $12,200 (subject to adjustment) plus an amount equal to all dividends, if any, accrued but unpaid on such shares as of the earlier of the date fixed for redemption or the maturity date. For purposes of the Series B Preferred Stock, the "Maximum Number of Shares of Common Stock" shall mean the greatest number of shares of Common Stock that may be issued upon conversion of shares of Series B Preferred Stock without causing a 20% Issuance.

     On the Original Issuance Date, the Company had 8,757,268 shares of Common Stock outstanding and Nasdaq requires approval of a 20% Issuance. Accordingly, the Maximum Number of Shares of Common Stock is 1,751,203. On September 30, 1997, the Conversion Price was $4.10625, which would have resulted in an aggregate 886,344 shares of Common Stock being issued if the Series B Preferred Stock was fully converted as of such date. However, on January 21, 1998, the Conversion Price was $1.0157812, which would have resulted in an aggregate 2,953,392 shares of Common Stock being issued, if the Series B Preferred Stock was fully converted as of such date.

     The Company intends to seek shareholder approval of the elimination of the 20% Issuance restriction at a Special Meeting of the Shareholders of the Company scheduled for February 5, 1998, regardless of whether the Maximum Number of Shares of Common Stock has been issued or whether a Stockholder Approval Requirement is necessary as of the date of such Special Meeting. The Company's directors and executive officers have indicated their intent to vote for approval of the issuance of all shares of Common Stock to be issued upon the conversion of the Series B Preferred Stock in full, including any issuance of shares of Common Stock exceeding the Maximum Number of Shares of Common Stock.

     There can be no assurance that the shareholders of the Company will approve the elimination of the restriction on the number of shares of Common Stock issuable upon conversion of the Series B Stock, the market price of the Common Stock for the ten consecutive trading day periods prior to the giving of each notice of conversion of the Series B Preferred Stock would not result in the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock subject to such conversion notices to exceed the Maximum Number of Shares of Common Stock, if the shareholders of the Company do not approve the elimination of the Maximum Number of Shares of Common Stock restriction or, in such latter event and at such time, the Company will have sufficient available funds to redeem the Series B Preferred Stock.

Competition

     The Company competes in a highly competitive industry characterized by rapidly changing technology. Other companies offer equipment and services which are claimed to be similar in functionality to the Company's products and target some of the same customers and markets as the Company. Some of the Company's competitors are substantially larger than the Company and may have significantly greater financial resources and marketing capabilities than the Company, along with better name recognition. It is also possible that new competitors may emerge and acquire significant market share. Competitors with superior resources and capabilities may be able to utilize such advantages to market their products and services better, faster and/or cheaper than the Company. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, no assurance can be given that the Company will be able to compete successfully against its present or future competitors.

Management of Growth; Dependence on Key Personnel

     The Company's ability to achieve its planned growth is dependent upon a number of factors, including its ability to hire, train and assimilate management and other employees, the adequacy of the Company's financial resources and the Company's ability to adapt its purchasing, marketing, management information and other systems to accommodate its expanded operations. There can be no assurance that the Company will be able to effectively manage such growth. The Company's failure to do so could have a material adverse effect upon its business, operating results and financial condition. Competition for qualified sales, technical and other qualified personnel is intense, and there can be no assurance that the Company will be able to attract, assimilate or retain additional highly qualified employees in the future. If the Company is unable to hire and retain such personnel, particularly those in key positions, its business, operating results and financial condition could be materially adversely affected. The Company's future success also depends in significant part upon the continued service of its current key technical, sales and senior management personnel. The loss of the services of one or more of these key employees could have a material adverse effect on its business, operating results and financial condition. Additions of new and departures of existing personnel, particularly in key positions, can be disruptive, which could have a material adverse effect upon the Company's business, operating results and financial condition.

International Sales; Currency Fluctuations

     International sales may be a significant source of revenue for the Company. The Company's international sales are expected to be denominated in either U.S. or local currency and the Company does not intend to engage in any hedging activities. There can be no assurance that fluctuations in currency exchange rates in the future will not have a material adverse impact on the Company's business, operating results and financial condition. Additional risks inherent in the Company's international business activities include unexpected changes in regulatory requirements, tariffs and other trade barriers, costs of localizing products for foreign countries, lack of acceptance of localized products in foreign countries, longer accounts receivable payment cycles, difficulties in collecting payment, difficulties in managing international operations, potentially adverse tax consequences including limitations on the repatriation of earnings, reduced protection for intellectual property, the burdens of complying with a wide variety of foreign laws, and the effects of high local wage scales and other expenses. There can be no assurance that such factors will not have a material adverse effect on the Company's future international sales and, consequently, the Company's business, operating results and financial condition.

Dependence  on  Proprietary  Technology;  Risk  of  Third  Party  Claims  for
Infringement

     The Company believes that its success depends significantly upon its proprietary technology. The Company currently relies on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions and other written materials under trade secret, patent and copyright laws to protect its proprietary technology; however, these generally afford only limited protection. The Company has [registered and applied for] registration for certain trademarks, and will continue to evaluate the registration of additional trademarks as appropriate. Additionally, the Company copyrights its software and related user documentation, but the copyright laws afford only limited practical protection against duplication of the media embodying the programs and the related user manuals. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or services or to obtain and use information that the Company regards as proprietary. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. Monitoring and identifying unauthorized use of broadly disseminated products is difficult. The Company is expected to rely upon software engineering and marketing skills to protect its market position, in addition to the copyright and trademark or trade secret protection discussed above. The Company believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are as important to establishing and maintaining a technology leadership position as the various legal protections of its technology.

Distribution; Dependence on Retailers, Distributors and Sales Representatives

     The Company intends to market its products to distributors for resale to retailers and directly to retailers, original equipment manufacturers ("OEMs") and end-users. The Company's retailing customers will include 12-volt automotive after market supply stores (e.g., retailers that market and install cellular telephones, alarms and security systems in motor vehicles. The Company's distributors and retailers are not contractually required to make future purchases of the Company's products and, therefore, could discontinue carrying the Company's products in favor of a competitor's product or for any other reason. In addition, retailers and distributors compete in a volatile industry that is subject to rapid change, consolidation, financial difficulty and increasing competition from new distribution channels. Retailers and distributors are increasingly in a better position to negotiate favorable terms of sale, including price discounts and product return policies. Retailers may give higher priority to products other than the Company's, thus reducing their efforts to sell the Company's products. There can be no assurance that the Company will be able to obtain or sustain any amount of retail sales.

Product Returns and Rebates; Collection of Accounts Receivable

     The Company may accept product returns or provide other credits in the event that a retailer or distributor holds excess inventory of the Company's products, even when the Company is not legally required to do to. Certain of the Company's sales may be made on credit terms which may vary substantially and the Company may not hold collateral to secure payment. Therefore, a default in payment on a significant scale could materially adversely affect the Company's business, results of operations and financial condition. Given the recent release of the second generation Sens-O-Lock, it is difficult for the Company to ascertain current demand for the product line. While the Company believes that it will establish appropriate allowances, there can be no assurance that uncollectible receivables will not exceed such allowances. Defective products also may result in higher customer support costs and product returns. Any significant increase in product returns or uncollected accounts receivable beyond reserves could have a material adverse effect on the Company's business, results of operations and financial conditions.

Uncertainties as to Viability of Sens-O-Lock Product

     The Company's original Sens-O-Lock product was the subject of a total product recall in 1996, after the Company discovered certain manufacturing, design and quality control problems. After significant design and manufacturing changes, the second generation Sens-O-Lock product was released in September 1997. While the Company believes it has redesigned the product in such a manner and has improved its component procurement and manufacturing quality control processes so as to overcome the problems which contributed to the 1996 recall, there can be no assurance given that new manufacturing or design problems will not arise in the second or future generations of the Sens-O-Lock product. In addition, even in the event that the Sens-O-Lock product performs entirely within the design parameters, no assurance can be given that the Company will achieve significant market share or profitability.

Reliance on Marketing Efforts of Others

     The Company intends to seek automotive insurance discounts for persons installing the Company's Sens-O-Lock in their motor vehicle. While the Company has been successful in persuading one United Kingdom company to offer an insurance policy without a surcharge to Sens-O-Lock users who have been previously found guilty of alcohol related motor vehicles offenses, violations or crimes, and has held discussions with other European and United States insurance companies, including a significant shareholder of the Company, with respect to similar policy offers, there can be no assurance given that any other insurance company will offer such types of insurance to purchasers of the Sens-O-Lock product. In addition, even if insurance companies were to offer similar insurance policies, the marketing efforts expended by these insurance companies would, most likely, be solely controlled by them and not the Company.

The lack of insurance companies offering insurance policies with discounts or no surcharge to persons who would otherwise be required to pay higher premiums due to prior alcohol-related motor vehicle offenses, violations or crimes, or, if offered, their failure to promote or successfully sell such policies, could have a material adverse effect on the Company's business, operating results and financial condition. To date, the joint marketing efforts by the Company and United Kingdom insurance company have not resulted in material sales and no assurance can be given that such joint marketing efforts will result in material sales in the future.

Potential for Future Product Liability Claims

     Liability claims may be asserted in the future against the Company based upon defects in, faulty installation of, or service mishandling involving, the Company's Sens-O-Lock or other products. While the Company maintains insurance coverage of $8,000,000 per occurrence and $9,000,000 in the aggregate to cover such contingencies, no assurance can be given that any damages assessed against the Company will not exceed the available insurance coverage or that such coverage will be made available to the Company in the future on terms acceptable to the Company. In addition, the potential negative publicity arising from such claims may have a material adverse effect on the Company even if the Company ultimately prevails in any such litigation.

Possible Adverse Decision in Litigation

     The Company and certain of its current and former directors, officers and employees have been named as defendants in two currently outstanding litigation and arbitration matters. While the Company believes that it will ultimately prevail in such matters, settle such matters on satisfactory terms or that the damages awarded in such matters would not be material, no assurance can be given with respect to the outcome of such matters or, if an adverse determination is made in any of such actions (or in the aggregate), that the Company's business, operations or financial condition will not be materially impacted.

Potential Obsolescence of Products

     The markets for the Company's products are characterized by rapidly changing technology. There can be no assurance of market acceptance of the Company's products or that the Company will respond effectively to technological changes or product introductions by competitors. Delays in new product introductions or product enhancements, or the introduction of unsuccessful products, could have a material adverse effect on the Company's business, results of operations and financial condition.

Limitations on Enforcement of Civil Liability and Judgments Against Foreign Persons

     Milbright, one of the Selling Shareholders, is a foreign entity with an address in Israel and, to the best knowledge of the Company, substantially all of Milbright's assets are located outside of the United States. Therefore, it may not be possible to effect service of process on Milbright within the U.S. or to enforce judgments of U.S. courts against Milbright, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws.


Volatility of Stock Prices

     The market for the Common Stock is highly volatile. The trading price of the Common Stock could be subject to wide fluctuations in response to quarterly variations in operating and financial results, announcements of technological innovations or new products by the Company or its competitors, changes in prices of the Company's or its competitors' products and services, changes in revenue and revenue growth rates for the Company as a whole or for individual geographic areas, business units, products or product categories, as well as other events or factors. Statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the market in which the Company does business or relating to the Company could result in an immediate and adverse effect on the market price of the Common Stock. Statements by financial or industry analysts may be expected to contribute to volatility in the market price of the Common Stock. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many technology companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Common Stock. See "Risk Factors -- Possible Nasdaq Delisting" and -- "Nasdaq Inquiry."

Anti-takeover Effect of Certain Charter Provisions and State Law

     Certain provisions of the Company's Certificate of Incorporation and Bylaws, and of New York law, could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions could diminish the opportunities for a shareholder to participate in tender offers, including tender offers at a price above the then current market value of the Common Stock. Such provisions may also inhibit fluctuations in the market price of the Common Stock that could result from takeover attempts. In addition, the Board of Directors, without further shareholder approval, may issue Serial Preferred Stock that could have the effect of delaying or preventing a change in control of the Company. The issuance of Serial Preferred Stock could also adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

Directors' Liability Limited

     The Company's Certificate of Incorporation provides that its directors (but not its officers) will not be held liable to the Company or its shareholders for monetary damages upon breach of a director's fiduciary duty, except to the extent otherwise required by law.

No Dividends

     The Company has never paid any cash dividends on the Common Stock and the Company does not anticipate paying any dividends in the foreseeable future. In addition, the terms of the Company's Series A Cumulative Non-Redeemable Convertible Preferred Stock, par value of $.001 per share (the "Series A Preferred Stock"), contain provisions restricting the ability of the Company to declare dividends on the Common Stock. See "Dividend Policy."

Possible Issuance of Substantial Amounts of Additional Shares Without Shareholder Approval

     As of the date of this Prospectus, the Company has an aggregate of 8,757,268 shares of Common Stock, 833,333 shares of Series A Preferred Stock and 300 shares of Class B Preferred Stock outstanding. The Series A Preferred Stock is currently convertible into 637,852 shares of Common Stock (subject to adjustment) and the Series B Preferred Stock is convertible into 2,953,392 shares of Common Stock, based upon conversion prices in effect on January 21, 1998. In addition, as of the date of this Prospectus, the Company has 2,166,067 shares of Serial Preferred Stock authorized but unissued and not reserved for specific purposes and an additional aggregate 2,062,870 shares of Common Stock (including 150,000 shares offered hereby) issuable upon exercise of stock options or warrants previously granted by the Company and outstanding on the date of this Prospectus. Although there are no other material present plans, agreements, commitments or undertakings with respect to the issuance of additional shares of Common Stock or securities convertible into any such shares by the Company, other than in connection with the exercise of outstanding stock options and warrants, any shares issued would further dilute the percentage ownership of the Company held by the shareholders of the Company.

     While the Company has no present plans to issue any additional shares of Serial Preferred Stock, other than as paid-in-kind dividends on outstanding Series A Preferred Stock and Series B Preferred Stock, the Board of Directors has the authority, without shareholder approval, to create and issue one or more series of such Serial Preferred Stock and to determine the voting, dividend and other rights of holders of such Serial Preferred Stock. The issuance of any of such series of Serial Preferred Stock could have an adverse effect on the holders of Common Stock.

Division of Enforcement Inquiry

     In November 1996, the Company received a letter of inquiry (the "SEC Letter") from the Division of Enforcement of the Securities and Exchange Commission. The SEC Letter sought the voluntary cooperation of the Company in providing specified information and documents. In December 1996, the Company responded to the SEC Letter by providing the requested information and documents. The Company has not received any further correspondence from the Division of Enforcement and does not know if the Company or any current member of the Company's management was or presently is a target of an investigation by the Commission. There can be no assurance given that the Commission's inquiry has been terminated or that the Company or any of the Company's current directors or officers presently is a target of any investigation by the Division of Enforcement or, if such investigation is continuing, whether the results of such investigation will be favorable to the Company and its current directors and officers. Any results of such investigation that are unfavorable to the Company or its directors and officers may have a material adverse effect on the Company's business, results of operations and financial condition.

                                 USE OF PROCEEDS

     The proceeds from the sale of the Shares will belong to the Selling Securityholders. The Company will not receive any of the proceeds from the sale of the Shares, other than receipt of the exercise price upon the exercise of the Warrants, if any. The Company intends to utilize the net proceeds from the exercise of the Warrants, if any, for working capital and general corporate purposes.


                           PRICE RANGE OF COMMON STOCK

     The Common Stock has traded on the Nasdaq SmallCap Market under the symbol "ASIL" since August 9, 1996. Prior to such date and from November 9, 1995, the Company's "Units" traded on the Nasdaq SmallCap Market under the symbol "ASILU." Each Unit consisted of two shares of Common Stock, one Class A Warrant, and one-half of a Class B Warrant. The following table sets forth the range of high and low bid prices for the Units and shares of Common Stock for the periods indicated, as derived from reports furnished by Nasdaq. The information reflects inter-dealer prices, without retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.

Units-                                                High Bid        High Bid
Fiscal 1996
     First Quarter . . . . . . . . . . . . . . .       18-1/4          12
     Second Quarter. . . . . . . . . . . . . . .       20              11-3/4
     Third Quarter (through August 8, 1996). . .       15-3/4          8

Common Stock-
Fiscal 1996
     Third Quarter (from August 9, 1996) . . . .       4-7/8           2-13/16
     Fourth Quarter. . . . . . . . . . . . . . .       4-5/16          2-5/8

Fiscal 1997
     First Quarter . . . . . . . . . . . . . . .       7-1/4           3-3/8
     Second Quarter. . . . . . . . . . . . . . .       5-3/8           2-5/16
     Third Quarter . . . . . . . . . . . . . . .       2-5/16          5-3/8
     Fourth Quarter. . . . . . . . . . . . . . .       4-7/16          1

Fiscal 1998
     First Quarter (through January 21, 1998). .       1-1/2           1

     On January 21, 1998, the closing price for the Common Stock, as reported on Nasdaq, was $1.00. On December 23, 1997, there were 333 holders of Common Stock of record. The Company estimates, based upon surveys conducted by its transfer agent in connection with the Company's 1997 Special Meeting of Shareholders, that there are approximately 3,000 beneficial shareholders.


                                 DIVIDEND POLICY

     The Company has never paid cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain any future earnings for reinvestment in its business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and other relevant factors.

     In addition, under the terms of the Series A Preferred Stock, so long as any shares of Series A Preferred Stock shall be outstanding, the Company shall not declare, pay or set apart for payment on any Company security junior in rank to the Series A Preferred Stock, including the Common Stock and Series B Preferred Stock (the "Junior Stock"), any dividends whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to any Junior Stock other than Common Stock, together with cash in lieu of fractional shares), nor shall the Company make any distribution on any Junior Stock, no shall any Junior Stock be purchased, redeemed or otherwise acquired by the Company or any of its subsidiaries, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Junior Stock, in each case unless (i) all dividends to which the holders of shares of Series A Preferred Stock shall have been entitled for all previous periods shall have been paid in full and (ii) all such dividends for the immediately preceding two dividend periods shall have been paid exclusively in cash.

                              SELLING SHAREHOLDERS

     An aggregate of 5,150,000 Shares, including 150,000 Shares issuable upon exercise of the September 1997 Warrants, may be offered for sale and sold pursuant to this Prospectus by the Selling Shareholders. The Shares are to be offered by and for the respective accounts of the Selling Shareholders. The Company has agreed to register all of the Shares under the Securities Act and to pay all of the expenses in connection with such registration and sale of the Securities (other than underwriting discounts and selling commissions and the fees and expenses of counsel and other advisors to the Selling Shareholders). Except as noted below, none of the Selling Shareholders has had any material relationship with the Company or any of its affiliates within the past three years. The Company will not receive any proceeds from the sale of the Securities by the Selling Shareholders, except in connection with the exercise of the Warrants, if any. See "Plan of Distribution" and "Use of Proceeds."

     The following table sets forth certain information with respect to the Selling Securityholders.

                                                                                  Amount and Nature of
                                                                                 Beneficial Ownership of
                              Ownership Prior                                       Common Stock After
Selling Shareholder(1)             to Sale             Amount Offered(2)        Sale of the Securities(2)
---------------------------------------------------------------------------------------------------------
                                                                                     Number    Percent
Corporate Capital Management
     L.L.C. . . . . . . . . .     20,000(3)                 20,000(3)                  -0-        -0-
Global Consulting Group . . .     20,000(3)                 20,000(3)                  -0-        -0-
Milbright Estates, Ltd. . . .  5,050,000(4)              5,050,000(4)                  -0-        -0-
Douglas M. Polinsky . . . . .     20,000(3)                 20,000(3)                  -0-        -0-
Settondown Capital
     International, Ltd.  . .     40,000(3)                 40,000(3)                  -0-        -0-

(1) Information with respect to beneficial ownership is based upon information obtained from the Selling Shareholders.

(2) Because a Selling Shareholder may offer by this Prospectus all or some part of the Common Stock which such Selling Shareholder owns, no estimate can be given as of the date hereof as to the number of Shares actually to be offered for sale by a Selling Shareholder or as to the amount of Common Stock that will be held by a Selling Shareholder upon the termination of such offering. See "Plan of Distribution."

(3) Represents Shares issuable upon exercise of Third Party Warrants held by the Selling Shareholder.

(4) Represents up to a maximum of 5,000,000 Shares issuable upon conversion of the Series B Preferred Stock and 50,000 Shares issuable upon exercise of the Milbright Warrants held by Milbright. For purposes of determining the number of Shares to be offered by Milbright for this Prospectus, the number of shares of Common Stock calculated to be issuable upon conversion of the Series B Preferred Stock is based on an extremely low conversion price as required by the Stock Purchase Agreement between the Company and Milbright and the terms of the designation, relative rights, preferences and limitations of the Series B Preferred Stock. Such conversion price is used merely for the purposes of setting forth a number for this Prospectus and is less than the average closing bid price over ten consecutive trading days preceding January 8, 1998, which was $1.2625. The number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock is subject to adjustment depending on the date of the conversion thereof and could be materially less or more than such estimated amount depending on factors which cannot be predicted by the Company including, among other things, the future market price of the Common Stock. John Gainsford is a director of Milbright who has voting and investment power with respect to the Series B Preferred Stock held by Milbright.

                              PLAN OF DISTRIBUTION

     The Shares offered hereby may be sold from time to time by the Selling Shareholders for their respective own accounts. The Company will receive none of the proceeds from this offering, except to the extent that the Warrants to purchase 150,000 Shares are exercised.

     Sales of the Shares may be effected by or for the account of the Selling Shareholders from time to time in transactions (which may include block transactions) on Nasdaq, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares directly to purchasers, through broker-dealers acting as agents for the Selling Shareholders, or to broker-dealers who may purchase Shares as principals and thereafter sell the Shares from time to time in transactions (which may include block transactions) on Nasdaq, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by a Selling Shareholder may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The Selling Shareholders and any broker-dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company has agreed to bear all expenses of registration of the Shares (other than fees and expenses, if any, of counsel or other advisors to the Selling Securityholders). Any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of the Shares will be borne by the Selling Shareholder selling such Shares.

     Any Shares covered by the Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.


                                     EXPERTS

     The financial statements of the Company as of December 31, 1996, and for each of the two years then ended, incorporated by reference in this Prospectus and the Registration Statement have been audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their report thereon incorporated by reference herein and in the Registration Statement, which calls attention to substantial doubt as to the ability of the Company to continue as a going concern, and are included herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the Common Stock offered hereby, subject to shareholder approval of the elimination of the 20% Issuance Restriction, if required, will be passed upon for the Company by Kaufman & Braun, LLP, Garden City, New York.

No person has been authorized in connection with the offering made hereby to give any information or to make any representation not contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, any Selling Securityholder or any other person. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, except as otherwise contemplated by the rules and regulations of the Securities and Exchange Commission, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.


                                TABLE OF CONTENTS


Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
Incorporation of Certain Information by Reference. . . . . . . . . . . . . . .3
Trademarks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
Forward-looking Statements . . . . . . . . . . . . . . . . . . . . . . . . . .4
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
Price Range of Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . .14
Dividend Policy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17

                                5,150,000 SHARES






                                 ALCOHOL SENSORS
                               INTERNATIONAL, LTD.




                                   PROSPECTUS







                                January __, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

     The estimated expenses of the distribution, all of which are to be borne by the Registrant, are as follows:

SEC Registration Fee . . . . . . . . . . . . . .                 $ 1,519.25 *
Blue Sky Fees and Expenses . . . . . . . . . . .                   5,000.00 *
Accounting Fees and Expenses . . . . . . . . . .                   5,000.00 *
Legal Fees and Expenses. . . . . . . . . . . . .                  15,000.00 *
Printing and Engraving . . . . . . . . . . . . .                   5,000.00 *
Miscellaneous. . . . . . . . . . . . . . . . . .                   3,480.75 *
                                                                  -----------
     Total . . . . . . . . . . . . . . . . . . .                 $35,000.00 *
----------
*Estimated

     Normal commission expenses and brokerage fees are payable by the Selling Shareholders.

Item 15.  Indemnification of Directors and Officers.

     Sections 722 and 723 of the New York Business Corporation Law grant to the Registrant the power to indemnify the officers and directors of the Registrant as follows:

     Section 722. Authorization for Indemnification of Directors and Officers.

          "(a) A corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type of kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

          (b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

          (c) A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interest of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court on which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

          (d) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation."

     Section 723.   Payment of Indemnification Other Than by Court Award.

          "(a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

          (b) Except as provided in  paragraph  (a), any  indemnification  under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:

               (1) By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

               (2) If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs:

                    (A) By the board upon the opinion in writing of  independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

                    (B) By the shareholders  upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

          (c) Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amounts as, and to the extent, required by paragraph (a) of section 725.

     The Registrant's Certificate of Incorporation, as amended, provides as follows:

          "6. The corporation will indemnify any officer or director, made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interest of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful."

Item 16.  Exhibits.

Number    Description

4.1       Specimen  Common  Stock  Certificate.  (Incorporated by reference  to
          Exhibit 4(a) to Amendment No. 2 to the Company's Registration Statement on Form SB-2 (Registration Number 33-96752), filed with the Commission on October 30, 1995.)
5.1       Opinion and consent of Kaufman & Braun, LLP.
23.1      Consent of Richard A. Eisner & Company, LLP.
23.2      Consent  of  Kaufman & Braun, LLP (included in legal opinion filed as
          Exhibit 5.1).
24 Powers of Attorney (set forth on the signature page of this Registration Statement on Form S-3).

Item 17.  Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to any of the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will governed by the final adjudication of such issue.

     The Registrant hereby undertakes that it will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
          (a) include any prospectus required by Section 10(a)(3) of the Securities Act;
          (b) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and
          (c) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     provided, however, the undertakings set forth in clauses (1)(a) and (1)(b) above shall not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
     Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

     The Registrant hereby further undertakes that it will:

     (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective; and

     (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of such securities at that time as the initial bona fide offering of those securities.

     The Registrant hereby further undertakes that, for purposes of determining liability under the Securities Act, each of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Registrant hereby further undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Village of Islandia, State of New York, on January 26, 1998.

                                             ALCOHOL SENSORS INTERNATIONAL, LTD.


                                             By:  /s/Steven A. Martello
                                                  Steven A. Martello, President

                                POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on January 26, 1998 by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints Steven A. Martello and Joseph M. Lively, or either of them, with full power of substitution, his/her true and lawful attorneys-in-fact and agents to do any and all acts and things in his/her name and on his/her behalf in his/her capacities indicated below which they or either of them may deem necessary or advisable to enable Alcohol Sensors International, Ltd. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement including specifically, but not limited to, power and authority to sign for him/her in his/her name in the capacities stated below, any and all amendments (including post-effective amendments) thereto, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in such connection, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

/s/  Steven A. Martello            President and Chief Executive Officer and
     Steven A. Martello            Director (Principal Executive and Financial
                                   Officer)

/s/  Joseph M. Lively              Chief Operating Officer, Vice President,
     Joseph M. Lively              General Counsel, Secretary and Director

/s/  Michael Sylvester             Vice President of Sales and Director
     Michael Sylvester

                                   Director of Engineering, Manufacturing and
     Michael Ghazarian             Production and Director

/s/  Daniel H. Pisani              Director
     Daniel H. Pisani

/s/  J. Ernest Hansen              Director
     J. Ernest Hansen

                                  EXHIBIT INDEX


Number    Description

4.1       Specimen  Common Stock Certificate.  (Incorporated  by  reference  to
          Exhibit 4(a) to Amendment No. 2 to the Company's Registration Statement on Form SB-2 (Registration Number 33-96752), filed with the Commission on October 30, 1995.)
5.1       Opinion and consent of Kaufman & Braun, LLP.
23.1      Consent of Richard A. Eisner & Company, LLP.
23.2      Consent  of  Kaufman & Braun, LLP (included in legal opinion filed as
          Exhibit 5.1).
24 Powers of Attorney (set forth on the signature page of this Registration Statement on Form S-3).